Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Air Products and Chemicals, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-54224, 333-56292, 333-81358, 333-100210, 333-103809, 333-113882, 333-121262, 333-123477, 333-132599, 333-141336, 333-141337, 333-141338, 333-149813, 333-158101, 333-158102) on Form S-8 and registration statement (No. 333-155725) on Form S-3 of Air Products and Chemicals, Inc. of our report dated 25 November 2009, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and Subsidiaries (the Company) as of 30 September 2009 and 2008, and the related consolidated income statements and consolidated statements of shareholders’ equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended 30 September 2009 and the effectiveness of internal control over financial reporting as of 30 September 2009 which report is included in the 30 September 2009 Annual Report on Form 10-K of Air Products and Chemicals, Inc.
Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” effective 1 October 2007 (incorporated into Accounting Standards Codification (ASC) Topic 740 “Income Taxes”) and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007 (incorporated into ASC Topic 715, “Compensation — Retirement Plans”).
/s/ KPMG LLP
Philadelphia, Pennsylvania
25 November 2009